Exhibit 99.4

CONSENT OF WENDE S. HUTTON

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by PharmAthene, Inc. (“PharmAthene”) with the Securities and Exchange Commission on September 9, 2013, and all supplements and amendments thereto (the “Registration Statement”), as a person anticipated to become a director of PharmAthene effective upon the completion of the merger as described in the Registration Statement.

/s/ Wende S. Hutton
Name: Wende S. Hutton
Date: September 9, 2013